CERTIFICATE OF OWNERSHIP

 MERGING

Sensivida Medical Systems, Inc.
(a Delaware corporation)
(the “Subsidiary Corporation”)

Into

BioScopix, Inc.
(a New Jersey corporation)

____________________________________

Pursuant to Section 253 of the Delaware General Corporation Law and

 Section 14A:10-7 of the New Jersey Business Corporation Act
____________________________________

It is hereby certified that:

1.           BioScopix, Inc. (the “Corporation” or sometimes the “Surviving Corporation”) is a business corporation of the State of New Jersey.  The Restated Certificate of Incorporation of the Corporation was filed with the State of New Jersey on December 10, 2004.

2.           Sensivida Medical Systems, Inc. (the “Subsidiary Corporation”) is a business corporation of the State of Delaware.  The Certificate of Incorporation of the Subsidiary Corporation was filed with the Secretary of State of the State of Delaware on October 26, 2005.

3.           The Corporation is the owner of all 88,000 issued and outstanding shares of common stock, par value $0.001 per share, of the Subsidiary Corporation, which common stock constitutes all of the issued and outstanding capital stock of the Subsidiary Corporation.

4.           The New Jersey Business Corporation Act and the Delaware General Corporation Law each permits the merger of a business corporation of that jurisdiction with a business corporation of a foreign jurisdiction.

5.           The Corporation hereby merges the Subsidiary Corporation into the Corporation.

6.           At the Effective Time of the Merger, the name of the Surviving Corporation shall be changed to “SensiVida Medical Technologies, Inc.”

7.           At the Effective Time of the Merger, the Restated Certificate of Incorporation of the Corporation shall be the Certificate of Incorporation of the Surviving Corporation and the Bylaws of the Corporation shall be the Bylaws of the Surviving Corporation.

8.           The following is a copy of the resolutions adopted on February 10, 2009 by the Board of Directors of the Corporation to merge the Subsidiary Corporation into the Corporation:

NOW, THEREFORE, BE IT RESOLVED, that the Corporation is hereby authorized and empowered to enter into, execute, deliver and perform its obligations under the Merger Agreement, pursuant to which the Subsidiary Corporation will be merged into the Corporation and the Corporation will survive the merger as the Surviving Corporation; said Merger Agreement to be in substantially the form attached hereto as Exhibit A, with such changes, modifications or amendments thereto as the officers, or any one of them, of the Corporation executing and delivering the Merger Agreement deem necessary, advisable and/or desirable, the execution and delivery of the Merger Agreement on behalf of the Corporation to be conclusive evidence of the approval thereof; and it is further

RESOLVED, that at the Effective Time of the Merger, the name of the Surviving Corporation shall be changed to “SensiVida Medical Technologies, Inc.;” and it is further

RESOLVED, that any officer of the Corporation is hereby authorized, empowered and directed, in the name and on behalf of the Corporation, to execute and file with the States of Delaware and New Jersey, a Certificate of Ownership, together with any and all other documents deemed necessary and/or advisable to effect the Merger; and it is further

RESOLVED, that any officer of the Corporation is hereby, authorized, empowered and directed, in the name and on behalf of the Corporation, to take, or cause to be taken, any and all such other actions (including, without limitation, the execution and delivery of notices, certificates and other instruments) as in the judgment of such officers, or any of them, is necessary or appropriate to carry out the foregoing resolutions and consummate the transactions contemplated thereby; provided, however, that this resolution shall not be construed to authorize any action which is contrary to or inconsistent with the foregoing resolutions; and it is further

RESOLVED, that all acts and deeds heretofore done or actions taken in good faith by any director or officer of the Corporation in entering into, executing, acknowledging or attesting any arrangements, agreements, instruments or documents in carrying out the terms and intentions of the foregoing resolutions are hereby ratified, confirmed and approved.

9.           Approval of the Merger by the stockholders of the Surviving Corporation is not required pursuant to Section 10-3(4) of the New Jersey Business Corporation Act.

10.           A signed copy of the Agreement and Plan of Merger is on file at the office of the Surviving Corporation at 1235 Folkstone Way, Cherry Hill, New Jersey 08034-3020 and a copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of the constituent corporations of the Merger.

11.           The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the Subsidiary Corporation, as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to Section 262 of the Delaware General Corporation Law, and the Surviving Corporation hereby irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceedings with a copy to the Surviving Corporation at 1235 Folkstone Way, Cherry Hill, New Jersey 08034-3020.

IN WITNESS WHEREOF, the Corporation and the Subsidiary Corporation have each caused this Certificate of Merger to be executed in its name as of ________, 2009.

BIOSCOPIX, INC.

By:	/s/ Peter Katevatis
Name:	Peter Katevatis
Title:	Chief Executive Officer and Treasurer

SENSIVIDA MEDICAL SYSTEMS, INC.

By:	/s/ Kamal Sarbadhikari
Name:	Kamal Sarbadhikari
Title:	CEO